As filed with the U.S. Securities and Exchange Commission on July 6, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ClearSign Technologies Corporation

(Exact name of Registrant as specified in its charter)

Delaware	26-2056298
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

8023 East 63rd Place, Suite 101 Tulsa, Oklahoma	74133
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated ClearSign Technologies Corporation 2021 Equity Incentive Plan

(Full title of the plan)

Brent Hinds

Chief Financial Officer

ClearSign Technologies Corporation

8023 East 63rd Place, Suite 101

Tulsa, Oklahoma 74133

(918) 500-7312

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Blake Baron, Esq.

Nimish Patel, Esq.

Gabriel Miranda, Esq.

Mitchell Silberberg & Knupp LLP

437 Madison Avenue

New York, New York 10022

Phone: (212) 509-3900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ⌧	Smaller reporting company ⌧
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

REGISTRATION OF ADDITIONAL SHARES

PURSUANT TO GENERAL INSTRUCTION E

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by ClearSign Technologies Corporation (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 1,107,022 shares of its common stock, par value $0.0001 per share (“Common Stock”), issuable under the Registrant’s Amended and Restated 2021 Equity Incentive Plan (the “2021 Plan”), which includes (i) 30,015 shares of Common Stock added as an automatic annual increase pursuant to the evergreen provision in the 2021 Plan on January 1, 2026, and (ii) 1,077,007 shares of Common Stock that were authorized for issuance under the 2021 Plan in connection with the Registrant’s stockholders’ approval of the amended and restated 2021 Plan at the Registrant’s 2026 annual meeting of stockholders, including the amendment of the evergreen provision included therein. This Registration Statement hereby incorporates by reference the contents of the Registrant’s registration statements on Form S-8 filed with the Commission on July 2, 2021 (File No. 333-257659), April 26, 2022 (File No. 333-264492), March 31, 2023 (File No. 333-271042), April 1, 2024 (File No. 333-278411) and March 31, 2025 (File No. 333-286268). In accordance with the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant incorporates by reference into this Registration Statement the following documents:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 31, 2026;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's Annual Report referred to in (a) above; and

(c)	The description of the Registrant’s Common Stock set forth in Exhibit 4.1 of the Registrant’s Annual Report for the fiscal year ended December 31, 2025, on Form 10-K filed with the Commission on March 31, 2026, including any future amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, (which does not include information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law (the “DGCL”), the Registrant’s Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”) and Bylaws (as amended and restated, the “Bylaws”) contain provisions that limit or eliminate the personal liability of the Registrant’s officers and directors for a breach of their fiduciary duty as a director and/or officer, as applicable. For example, the fiduciary duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. The Certificate of Incorporation will also authorize the Registrant to indemnify officers, directors, and other agents of the Registrant to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the DGCL, the Bylaws will provide that:

•	the Registrant may indemnify directors, officers, and employees of the Registrant to the fullest extent permitted by the DGCL, subject to limited exceptions; and

•	the rights provided in the Bylaws are not exclusive.

The Certificate of Incorporation and Bylaws provide for the indemnification provisions described above. The Registrant has entered into, and intends to continue to enter into, separate indemnification agreements with the Registrant’s directors and officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements generally requires the Registrant, among other things, to indemnify the Registrant’s officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally requires the Registrant to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The Registrant has purchased and currently maintains insurance on behalf of each and every person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 8. Exhibits.

Exhibit No.	Description of Document
4.1	Certificate of Incorporation of ClearSign Technologies Corporation, a Delaware corporation (incorporated by reference to Exhibit 3.3 to the Company’s Form 8-K filed with the Securities and Exchange Commission on June 15, 2023).

4.2	Certificate of Amendment, as filed with the Secretary of the State of Delaware on June 25, 2024 (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on June 26, 2024).

4.3	Certificate of Amendment to Certificate of Incorporation, as amended, of ClearSign Technologies Corporation, filed with the Secretary of State of the State of Delaware on March 6, 2026 (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on March 10, 2026).

4.4	Amended and Restated Bylaws of ClearSign Technologies Corporation, a Delaware corporation, effective as of November 11, 2025 (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on November 17, 2025).

5.1*	Opinion of Mitchell Silberberg & Knupp LLP.

23.1*	Consent of BPM CPA LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Mitchell Silberberg & Knupp LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

99.1	Amended and Restated ClearSign Technologies Corporation 2021 Equity Incentive Plan (incorporated by reference to Annex A from the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 28, 2026).

107*	Filing Fee Table.

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on July 6, 2026.

CLEARSIGN TECHNOLOGIES CORPORATION

By:	/s/ Colin James Deller
Colin James Deller Chief Executive Officer

By	/s/ Brent Hinds
Brent Hinds Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Colin James Deller and Brent Hinds, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Colin James Deller	Chief Executive Officer and Director	July 6, 2026
Colin James Deller	(Principal Executive Officer)

/s/ Brent Hinds	Chief Financial Officer	July 6, 2026
Brent Hinds	(Principal Financial and Accounting Officer)

/s/ Louis J. Basenese	Director	July 6, 2026
Louis J. Basenese

/s/ Anthony DiGiandomenico	Director	July 6, 2026
Anthony DiGiandomenico

/s/ G. Todd Silva	Director	July 6, 2026
G. Todd Silva